UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

July 29, 2014

Date of Report (date of Earliest Event Reported)

CANNAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-53447	20-5893809
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

350 N. Glendale Avenue, Suite B#212
Glendale, CA 91206
 (Address of principal executive offices and zip code)
(702) 751-8455
(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers’ Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

RESIGNATION -- TREASURER

On July 29, 2014, Jordan Shapiro resigned as Cannamed Corporation’s (the “Company’s”) Treasurer. This resignation, which took effect immediately, was not the result of any disagreement with the Company. Mr. Shaprio will continue to serve as the Company’s Chief Executive Officer, President, Secretary, and as a member of the Board of Directors.

PAUL SHIVELY APPOINTMENT -- TREASURER AND DIRECTOR

On July 29, 2014, the Company’s Board of Directors appointed Paul Shively, 57, Treasurer and as a member of the Board. Mr. Shively is currently the Company’s Chief Financial Officer.

Mr. Shively holds a Doctorate in Education and has over 26 years’ experience in business development. After beginning in upper management in the fast food industry, Mr. Shively transitioned to private practice in accounting, corporate compliance, and general professional services. Mr. Shively has helped over 500 business entities operating in the legal cannabis space. Since approximately 2007, Mr. Shively has been, and will remain, employed as the President of Paul Shively & Associates, Inc., a full-service consulting and professional services firm. During the course of his career, Mr. Shively has developed vast experience in taxation, nonprofit strategies, trademarks, corporate compliance, and business acquisitions. He is a recognized expert witness in the Los Angeles County Superior Court system and has served as a guest instructor on corporate formation at Los Angeles-area universities. Over the past ten years, Mr. Shively has also served on the board of over a dozen nonprofit and for profit entities, and has been involved in the formation of hundreds of corporations.

As previously announced, the Company and Mr. Shively entered into a two-year Executive Employment Agreement pursuant to which Mr. Shively will be compensated for his work as an officer on an hourly basis at a rate of $125 per hour. Mr. Shively also received an option to purchase 400,000 shares of the Company’s common stock. This option vests and becomes exercisable over two years.

VINISHA AGNIHOTRI – VICE PRESIDENT

On June 29, 2014, the Company’s Board of Directors appointed Vinisha Agnihotri, 35, to the position of Vice President – Finance.

Ms. Agnihotri is currently the Chief Executive Officer and President of D-Helix, Inc., an early stage biotechnology company. Ms. Agnihotri also sits on the D-Helix, Inc. Board of Directors. She has been with D-Helix since 2011. D-Helix, Inc. does not compete with the Company and therefore Ms. Agnihotri will continue her association with that entity while serving as Vice President. At D-Helix, Ms. Agnihotri developed a new identity and branding strategy. She also oversaw the acquisition of new technologies for development and the preparation of financial statements from inception according to GAAP. Before joining D-Helix, Ms. Agnihotri started a private equity and consulting firm, KhushNaseeb Ventures, LLC. Ms. Agnihotri still operates KhushNaseeb Ventures today after founding the business in 2003. At KushNaseeb, Ms. Agnihotri has worked with a global network of merchant banks, venture capitalists, hedge funds, and private clients. Among other things, KhushNaseeb Ventures provides business development solutions for start-up companies, assistance for private entities transitioning to public markets, and strategic partnership development.

The Company and Ms. Agnihotri entered into a two-year Executive Employment Agreement pursuant to which Ms. Agnihotri will earn a base salary of $4,000 per month. Ms. Agnihotri also received an option to purchase 400,000 shares of the Company’s common stock. This option vests and becomes exercisable over two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                                                                                                                                  CANNAMED CORPORATION

Date: August 4, 2014                                                                                                                                                                                                                      By:/s/ Jordan Shapiro

                                                                                                                                                                                                                                                          Jordan Shapiro

                                                                                                                                                                                                                                                          CEO